PROSPECTUS SUPPLEMENT
 (TO PROSPECTUS DATED DECEMBER 7, 1995)

                              979,887 SHARES

                  AIR EXPRESS INTERNATIONAL CORPORATION

                               COMMON STOCK

                         PAR VALUE $.01 PER SHARE

                    _________________________________

          This Prospectus Supplement (the "SUPPLEMENT") revises the Prospectus dated December 7, 1995 (the "PROSPECTUS") of Air Express International Corporation, a Delaware corporation ("AEI"), relating to up to 979,887 shares (the "SHARES") of Common Stock, par value $.01 per share (the "COMMON STOCK"), of AEI to be offered or sold from time to time for the account of certain shareholders of AEI (the "SELLING SHAREHOLDERS"). Unless otherwise defined herein, capitalized terms have the same meaning as in the Prospectus. Cross references are to applicable sections of the Prospectus.

          This Supplement revises the table (the "TABLE") set forth in the "Selling Shareholders" section of the Prospectus as follows: (1) the name "Irving F. Levitt" ("LEVITT") is deleted from the Table's "Name and Address" column and is replaced by the name "Levitt Charitable Remainder Annuity Trust" (the "TRUST"); (2) Endnote 3 is deleted in its entirety and is replaced by the following: "3. Mr. Irving F. Levitt, a trustee and beneficiary of Levitt Charitable Remainder Annuity Trust, was a director of Radix from 1981 through June 7, 1995"; (3) the entire row in the Table beginning with the name "Bear Stearns Securities Corp." in the Table's "Name and Address" column is deleted in its entirety; and
 (4) the row in the Table beginning with the name "Matthew P. Sheppard" in the Table's "Name and Address" column is revised by deleting the number "86,650" in the columns titled "Shares Presently Owned" and "Shares to be Offered" and replacing such number in each such column with the number "99,806". The 82,891 shares of Common Stock which may be offered and sold by the Trust are the same shares previously registered under the Securities Act for offer and sale by Levitt and were transferred by Levitt to the Trust for no value. The increase of 13,156 shares of Common Stock which may be offered and sold by Matthew
 P. Sheppard are the same shares previously registered under the Securities Act for offer and sale by Bear Stearns Securities Corp., which was the holder of record for the benefit of Matthew P. Sheppard, and were transferred by Bear Stearns Securities Corp. to Matthew P. Sheppard for no value.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



       The date of this Prospectus Supplement is January 10, 1996.